EXHIBIT 99.1
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ZAP SIGNS DEFINITIVE STOCK AGREEMENT FOR SMART CAR

         SANTA ROSA, California (November 5, 2004) - Advanced automotive technology Company ZAP (OTC BB:ZAPZ) announced today that it has signed a stock conversion agreement with Smart-Automobile, LLC for the $8 million in preferred stock that were issued in conjunction with the April 2004 $10 million distribution agreement.

         This agreement outlines the formula for converting the $8 million of ZAP Preferred Shares into ZAP Common Stock by Smart-Automobile based upon certain performance objectives.

         The Company has also filed with the Secretary of State of California to Amend and Restate its Articles of Incorporation to fix the rights and conditions of Preferred Stock.

         ZAP and Smart-Automobile are preparing to launch marketing and distribution for the car in the U.S. pending federal approval. ZAP has a near-term goal of 150 dealer outlets by early 2005 and is planning its first public display for the cars at the San Francisco International Auto Show, open to consumers November 21-28 at The Moscone Center in downtown San Francisco.

         Smart-Automobiles LLC is an independent, privately-held company that oversees the direct importation and modification of automobiles to meet U.S. standards.

ABOUT ZAP

         ZAP has been a world leader in cleaner transportation technologies since 1994, celebrating its tenth year in business. The Company has delivered more than 85,000 vehicles to customers in more than 60 countries. A public company, ZAP is traded on the Over-the-Counter stock exchange under the symbol ZAPZ. The company offers a variety of advanced technology vehicles, including cars, bicycles, scooters, motorbikes, underwater scooters and more. For more information, visit http://www.zapworld.com or call 707-525-8658.

         Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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Media Contact: Alex Campbell, (707) 525-8658 x 241, acampbell@zapworld.com
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Investor Relations: Steven Kim, (707) 525-8658 x 298, skim@zapworld.com
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